Exhibit 10.4
FIRST AMENDMENT TO
MANAGEMENT AGREEMENT
     THIS FIRST AMENDMENT TO THE MANAGEMENT AGREEMENT (the “Amendment”) is made effective as of May 1, 2005, by and between Triple Net Properties Realty, Inc., a California corporation (“the Property Manger”), and NNN 2003 Value Fund, LLC, a Delaware limited liability company (“2003 Value Fund”).
     WHEREAS, the Property manger and 2003 Value Fund entered into a property management agreement (the “management Agreement”) for the provision of certain property management services by the Property Manager to 2003 Value fund; and
     WHEREAS, the Property manager and 2003 Value Fund desire to revise and amend certain of the provisions of the Management Agreement;
     NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Management Agreement is hereby amended as follows:
MANAGEMENT AGREEMENT
     A. Amendment. The Management Agreement is hereby amended as follows:
     Section 9.1 of the Agreement is deleted in its entirety and replaced with the following:
9.1	Property Management Fee. Property Manager, or an affiliate, shall receive, for its services in managing the Property in accordance with the terms of the Agreement, a monthly management fee (the “Property Management Fee”), of up to five percent (5%) of Gross Revenues (defined below), which Property Management Fee shall be in addition to out-of-pocket and on-site personnel costs that are reimbursable pursuant to Section 7, and the other fees provided in this agreement. “Gross Revenues” shall be all gross billings from the operations of the Property, including rental receipts and reimbursements by tenants for common area expenses, operating expenses and taxes and similar pass-through, obligations paid by tenants, but excluding (a) security deposits received from tenants and interest accrued thereon for the benefit of the tenant until such deposits interest are included in the taxable income of the Tenants in Common, (b) advance rents until the month in which payments are to apply as rental income, (c) reimbursements by tenant’s for work done for that particular tenant, (d) insurance proceeds received by the Tenants in Common as a result of any insured loss (except proceeds from rent insurance), (e) condemnation proceeds not attributable to rent, (f) capital contributions made by the Tenants in Common, (g) proceeds from capital financing and any other transaction not in the ordinary course of the operation of the Property, (h) income derived from interest on investments or otherwise, (i) abatement of taxes, awards arising out of takings by eminent domain, discounts and dividends on insurance policies, (j) rental concessions not paid by third parties, and (k) proceeds form the sale or other disposition of all or any part of the Property. The Property Management Fee shall be payable monthly, following calculation thereof, upon submission of a monthly statement from the Operating Account or from other funds timely provided by the Tenants in Common. Upon termination of this Agreement, the parties will prorate the property Management Fee on a daily basis to the effective date of such cancellation or termination. If Property Manager engages local property managers or other parties to provide property management services in accordance with Section 2.14, Property Manager shall be obligated to pay such third parties, it being intended that the Property management Fee shall be inclusive of such third party fees.
     B. Ratification of the Management Agreement. Except as modified by this Amendment, the Management Agreement is ratified and reaffirmed in its entirety.
     WITNESS the following signatures:

PROPERTY MANAGER

TRIPLE NET PROPERTIES REALTY, INC., a California corporation

By:	/s/ Anthony W. Thompson

Anthony W. Thompson, president

TENANTS IN COMMON:

NNN 2003 VALUE FUND, LLC, A Delaware limited liability company

By:	TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company Its: Manager

By:	/s/ Anthony W. Thompson

Anthony W. Thompson, Chief Executive Officer